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Exhibit 99.1

[CURATIVE HEALTH SERVICES LOGO]

FOR IMMEDIATE RELEASE

Contact:
    Scott Eckstein
    Investor Relations
    Curative Health Services
    631-232-7044
    seckstein@curativehealth.com

CURATIVE HEALTH SERVICES ANNOUNCES
ADDITIONAL TERMS RELATING TO THE
ACQUISITION OF CRITICAL CARE SYSTEMS

        Hauppauge, New York—April 20, 2004—Curative Health Services, Inc., (Nasdaq: CURE), announced today that upon the closing of the previously announced proposed acquisition of Critical Care Systems, Inc. (CCS), Paul F. McConnell will be retained as President and Chief Operating Officer of the Company pursuant to a three-year employment agreement with a compensation package including an initial salary of $400,000 with a 100% bonus guaranteed for the first year of his employment. Mr. McConnell will also receive $3.5 million in cash and stock incentives which shall vest upon the third anniversary of the closing date of the CCS acquisition, subject to his remaining continuously employed by the Company until such vesting date. In addition, it is anticipated that within 18 months, Mr. McConnell will be offered the position of Chief Executive Officer of the Company, subject to the approval of the board of directors of the Company.

        Mr. McConnell has also been elected to serve as a member of the Company's board of directors (to be effective upon and subject to the closing of the CCS acquisition) and will be added as a director nominee in the Company's proxy statement relating to its 2004 annual shareholders meeting.

        Within 30 days of the closing of the CCS acquisition, Mr. McConnell shall purchase on the open market, with his personal funds, an amount of the Company's Common Stock with an aggregate market value of two million dollars. Mr. McConnell has also agreed to enter into a lock up agreement whereby he will be prohibited from selling half of the purchased shares until the date that is 30 days after the first anniversary of the closing date of the CCS acquisition, and from selling the remaining purchased shares until the date that is 30 days after the second anniversary of the closing date of the CCS acquisition.

About Curative Health Services

        Curative Health Services, Inc., through its two business units, Specialty Pharmacy Services and Specialty Healthcare Services, seeks to deliver high-quality results and exceptional patient satisfaction for patients experiencing serious or chronic medical conditions.

        Curative's Specialty Pharmacy Services business unit provides services to help patients manage the health care process, and offers related pharmacy products to patients for chronic and critical disease states including Hemophilia, Immune System Disorders, Respiratory Syncytial Virus (RSV), Multiple Sclerosis, Rheumatoid Arthritis and Cancer.

        Curative's Specialty Healthcare Services ("SHS") business unit is an industry leader in chronic wound care management. SHS provides a broad continuum of services to health care providers through a nationwide network. This national network of hospital-based Wound Care Center‹regl› programs has offered comprehensive treatment to over 375,000 patients.

        For more information, visit www.curative.com.

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CURATIVE HEALTH SERVICES ANNOUNCES ADDITIONAL TERMS RELATING TO THE ACQUISITION OF CRITICAL CARE SYSTEMS